Exhibit 99.1

macy's inc.

Contacts:

                      Media - Jim Sluzewski

                    513/579-7764

                            Investor - Susan Robinson

                    513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS STRONG FIRST QUARTER RESULTS;

MY MACY'S LOCALIZATION CONTINUES

TO DRIVE PROFITABLE GROWTH

First quarter 2010 diluted EPS of 5 cents compares to a loss of 16 cents last year

CINCINNATI, Ohio, May 12, 2010 – Macy's, Inc. today reported first quarter 2010 earnings per diluted share of 5 cents. This compares with a loss of 16 cents per diluted share, excluding restructuring charges, in the first quarter last year.

“The momentum from our fourth quarter of 2009 accelerated in the first quarter of 2010. Our first quarter earnings were well ahead of what we originally expected,” said Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer. “We continue to see very positive results from strategic actions taken over the past two years. Today, we are much better able to anticipate and react to customer needs in each location through My Macy's localization. We are very pleased with the collaborative relationships we have created with our vendors through our unified national organization and we are much more focused on serving our customers holistically in stores and online through multichannel integration and targeted marketing.

“Macy's and Bloomingdale's both had an excellent quarter and outperformed most of their key competitors. While the direction of the overall economy remains unclear, we believe we are well-positioned to continue to gain market share,” Lundgren said. “With major changes now behind us, the Macy's organization has settled in and is hitting its stride in capitalizing on the advantages of My Macy's. Our team is fully focused on driving sales by taking well-planned actions in each of our four strategic priorities – Assortment, Value, Shopping Environment and Marketing. Our entire organization, including the central offices and in the field, is energized and working in close collaboration.

“We are undertaking initiatives to expand both the Macy's and Bloomingdale's brands. This includes investments in multichannel integration strategies involving macys.com and bloomingdales.com. In addition, Bloomingdale's is planning to open a new smaller-format Bloomingdale's store this fall in Santa Monica, CA, and to launch a Bloomingdale's Outlet concept with four stores opening in the coming fall season. These new stores follow Bloomingdale's first international location, which opened in February in Dubai,” he added.

Earnings were 5 cents per diluted share for the 13-week first quarter of 2010, ended May 1. This exceeded the company's expectations. As previously announced, first quarter results include $27 million in premium and fees related to debt repurchase activity and booked to interest expense.

In the first quarter of 2009, Macy's, Inc. lost 21 cents per diluted share. These results included restructuring charges of $138 million ($20 million after tax; 5 cents per share) related to division consolidations and localization initiatives. Excluding these charges, the company lost 16 cents per diluted share in the first quarter of 2009.

Sales

Sales in the first quarter of 2010 totaled $5.574 billion, an increase of 7.2 percent, compared with sales of $5.199 billion in the same period last year. On a same-store basis, Macy's, Inc.'s first quarter sales were up 5.5 percent.

First quarter sales reflect a previously announced accounting change under which sales of private brand goods directly to third-party retailers and sales of excess inventory to third parties at the end of a season now are reported in total sales. The accounting change does not affect same-store sales.

Online sales (macys.com and bloomingdales.com combined) were up 34.0 percent in the first quarter. Online sales positively affected the company's same-store sales by 0.9 percentage points in the first quarter. Online sales are included in the same-store sales calculation for Macy's, Inc.

In the first quarter, Bloomingdale's opened in Dubai under a license agreement with Al Tayer Insignia, a company of Al Tayer Group LLC. A Macy's store in Warwick, RI, was closed due to flood damage and is expected to re-open when repairs are complete.

Operating Income

Macy's, Inc.'s operating income totaled $203 million or 3.6 percent of sales for the first quarter of 2010, compared with an operating loss of $114 million for the same fiscal 2009 period. Macy's, Inc.'s first quarter 2009 operating loss included $138 million in division consolidation and store closing costs. Excluding these costs, operating income for the first quarter of 2009 was $24 million or 0.5 percent of sales.

Cash Flow

Net cash used by operating activities was $149 million in the first quarter of 2010, compared with $3 million in the first quarter last year. This includes a funding contribution to the company's pension plan of $325 million in the first quarter of 2010, compared with approximately $30 million in the first quarter of 2009. Net cash used by investing activities in the first quarter of 2010 was $44 million, compared with $54 million a year ago. Net cash used by financing activities in the first quarter of 2010 was $512 million, including $505 million used to repay debt. In the first quarter of 2009, net cash used by financing activities was $908 million, including $837 million used to pay debt.

Looking Ahead

Based on strong sales trends, Macy's, Inc. increased its full-year 2010 guidance on April 27. The company said it expects same-store sales to grow in the range of 3 percent to 3.5 percent (compared to previous guidance of 1 percent to 2 percent), and earnings per diluted share to be in the range of $1.75 to $1.80 (compared to previous guidance of $1.55 to $1.60 per diluted share). The company believes it is premature to raise annual guidance further at this time given the macro-economic uncertainty.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2009 sales of $23.5 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s call with analysts and investors will be held today (May 12) at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's Web site at www.macysinc.com. Analysts and investors may call in on 1-866-454-4205, passcode 5027164. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.)

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   May 1, 2010

   May 2, 2009

$	% to

Net sales

$	% to

Net sales

Net sales.................................................................	$5,574		$5,199

Cost of sales (Note 2)................................................	3,378	60.6%	3,219	61.9%

Gross margin...........................................................	2,196	39.4%	1,980	38.1%

Selling, general and administrative expenses..............	(1,993)	(35.8%)	(1,956)	(37.6%)

Division consolidation costs (Note 3)........................	-	-%	(138)	(2.7%)

Operating income (loss)...........................................	203	3.6%	(114)	(2.2%)

Interest expense - net (Note 4)................................	(162)		(141)

Income (loss) before income taxes............................	41		(255)

Federal, state and local income tax benefit (expense) (Note 5).............................................	(18)		167

Net income (loss)....................................................	$ 23		$ (88)

Basic earnings (loss) per share.................................	$ .05		$ (.21)

Diluted earnings (loss) per share...............................	$ .05		$ (.21)

Average common shares:
Basic................................................................	422.6		421.4
Diluted..............................................................	426.2		421.4

End of period common shares outstanding.................	422.1		420.6

Depreciation and amortization expense.....................	$ 287		$ 303

MACY'S, INC.

Consolidated Statements of Operations (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended May 1, 2010 and May 2, 2009 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method.  Application of this method did not impact cost of sales for the 13 weeks ended May 1, 2010 or May 2, 2009.

(3)  Represents restructuring-related costs and expenses associated with the division consolidation and localization initiatives, primarily severance and other human resource related costs.  For the 13 weeks ended May 2, 2009, restructuring-related costs associated with the division consolidations and localization initiatives announced in February 2009 amounted to $20 million after tax or $.05 per diluted share.

(4)  Interest expense for the 13 weeks ended May 1, 2010, includes approximately $27 million of expenses associated with the early retirement of approximately $500 million of outstanding debt.

(5)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.  Additionally, income tax expense for the 13 weeks ended May 1, 2010 reflects a $4 million reduction of deferred tax assets due to the enactment of recent healthcare reform legislation.  The deferred tax expense was required as a result of the elimination of the deductibility of retiree health care payments to the extent of tax-free Medicare Part D subsidies that are received.  The change in deductibility is effective February 3, 2013.

MACY'S, INC.

Consolidated Balance Sheets  (Unaudited)

(millions)

	May 1,	January 30,	May 2,
	2010	2010	2009
ASSETS:
Current Assets:
Cash and cash equivalents...................................	$ 981	$ 1,686	$ 420
Receivables........................................................	273	358	254
Merchandise inventories......................................	4,921	4,615	5,026
Income tax receivable.........................................	-	-	206
Supplies and prepaid expenses.............................	266	223	253
Total Current Assets........................................	6,441	6,882	6,159

Property and Equipment - net................................	9,294	9,507	10,226
Goodwill................................................................	3,743	3,743	3,743
Other Intangible Assets - net.................................	668	678	707
Other Assets........................................................	490	490	496

Total Assets..................................................	$20,636	$21,300	$21,331

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt................................................	$ 685	$ 242	$ 135
Merchandise accounts payable.........................	2,010	1,312	1,809
Accounts payable and accrued liabilities...........	2,127	2,626	2,223
Income taxes..................................................	55	68	-
Deferred income taxes....................................	217	206	230
Total Current Liabilities................................	5,094	4,454	4,397

Long-Term Debt...............................................	7,503	8,456	8,719
Deferred Income Taxes....................................	1,045	1,068	1,156
Other Liabilities................................................	2,255	2,621	2,504
Shareholders' Equity........................................	4,739	4,701	4,555

Total Liabilities and Shareholders' Equity.........	$20,636	$21,300	$21,331

Note:  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

13 Weeks Ended

May 1, 2010

13 Weeks Ended

May 2, 2009

Cash flows from operating activities:
Net income (loss)..........................................................	$ 23	$ (88)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Division consolidation costs......................................	-	138
Depreciation and amortization..................................	287	303
Stock-based compensation expense..........................	29	27
Amortization of financing costs and premium on acquired debt........................................................	(6)	(6)
Changes in assets and liabilities:
Decrease in receivables.......................................	71	94
Increase in merchandise inventories......................	(306)	(257)
Increase in supplies and prepaid expenses............	(43)	(27)
(Increase) decrease in other assets not separately identified..................................	1	(3)
Increase in merchandise accounts payable............	639	516
Decrease in accounts payable and accrued liabilities not separately identified.....................	(453)	(479)
Decrease in current income taxes.........................	(12)	(234)
Increase (decrease) in deferred income taxes........	(16)	43
Decrease in other liabilities not separately identified......................................	(363)	(30)
Net cash used by operating activities..................	(149)	(3)

Cash flows from investing activities:
Purchase of property and equipment...............................	(36)	(57)
Capitalized software......................................................	(24)	(18)
Disposition of property and equipment............................	1	7
Other, net....................................................................	15	14
Net cash used by investing activities...................	(44)	(54)

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

13 Weeks Ended

May 1, 2010

13 Weeks Ended

May 2, 2009

Cash flows from financing activities:
Debt repaid....................................................................	(505)	(837)
Dividends paid............................................................... Increase (decrease) in outstanding checks.......................	(21) 1	(21) (50)
Acquisition of treasury stock...........................................	(1)	-
Issuance of common stock..............................................	14	-
Net cash used by financing activities...................	(512)	(908)

Net decrease in cash and cash equivalents..........................	(705)	(965)
Cash and cash equivalents at beginning of period.................	1,686	1,385

Cash and cash equivalents at end of period.........................	$ 981	$ 420

Note:  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.